Exhibit 15.7

JAMES STAFFORD

James Stafford, Inc. Chartered Accountants Suite 350 – 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754 www.JamesStafford.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 12 July 2012 with respect to the consolidated financial statements of Pacific North West Capital Corp. (the “Company”), which comprise the consolidated statements of financial position as at 30 April 2012, 30 April 2011 and 1 May 2010 and the consolidated statements of loss and comprehensive loss, cash flows and changes in equity for the years ended 30 April 2012 and 30 April 2011, in the Annual Report on Form 20-F/A Amendment No. 1 of the Company dated 15 August 2012.

Chartered Accountants

Vancouver, Canada

15 August 2012